As filed with the Securities and Exchange Commission on May 12, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

IRVINE SENSORS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0280334
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3001 Red Hill Avenue

Costa Mesa, California 92626

(Address of registrant’s principal executive offices) (Zip Code)

Irvine Sensors Corporation

2003 Stock Incentive Plan

(Full title of the plan)

John J. Stuart, Jr.,

Chief Financial Officer

Irvine Sensors Corporation

3001 Red Hill Avenue, Building 3

Costa Mesa, California 92626

(Name and address of agent for service)

(714) 549-8211

(Telephone number, including area code, of agent for service)

with a copy to:

Ellen S. Bancroft, Esq.

Parker A. Schweich, Esq.

Dorsey & Whitney LLP

38 Technology Drive

Irvine, California 92618

(949) 932-3600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Irvine Sensors Corporation
2003 Stock Incentive Plan Common Stock, $0.01 par value	2,500,000 shares	$1.70	$4,250,000	$500.23

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Irvine Sensors Corporation 2003 Stock Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Calculated solely for the purpose of this offering under Rules 457(h) and 457(c) of the Securities Act of 1933, as amended (the “1933 Act”), on the basis of the average of the high and low sales prices per share of the Registrant’s common stock on May 9, 2005, as reported on the Nasdaq Small Cap Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Irvine Sensors Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 3, 2004 filed with the Commission on December 14, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2005 filed with the Commission on February 11, 2005;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 18, 2005;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 filed with the Commission on May 11, 2005; and

(e)	The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on October 12, 1982 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant expressly excludes from such incorporation information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any document or any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the 1933 Act. The Registrant’s bylaws and certificate of incorporation provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law, and require the Registrant to advance litigation expenses under certain circumstances. The bylaws and certificate of incorporation further provide that rights conferred under such bylaws and certificate of incorporation do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation provides that none of its directors shall be personally liable for monetary damages for breach of such director’s fiduciary duty to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify the Registrant’s directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Exhibit
4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 1-8402 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(e) of this Registration Statement.

4.2	Certificate of Incorporation of the Registrant, as amended and currently in effect. Incorporated by reference to Exhibit 3.1 filed on December 24, 2003 with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003.

4.3	By-laws of the Registrant, as amended and currently in effect. Incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed September 1, 2004.

5	Opinion and Consent of Dorsey & Whitney LLP.

23.1	Consent of Independent Registered Public Accounting Firm - Grant Thornton LLP.

23.2	Consent of Dorsey & Whitney LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99	Irvine Sensors Corporation 2003 Stock Incentive Plan, as amended.

Item 9.	Undertakings

A.	The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California on the 12th day of May, 2005.

IRVINE SENSORS CORPORATION

By:	/s/ John J. Stuart, Jr.
John J. Stuart, Jr.
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of the Registrant do hereby constitute and appoint John C. Carson and John J. Stuart, Jr., or their substitute or substitutes, as the lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the 1933 Act, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the dates indicated below. Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John C. Carson John C. Carson	Chief Executive Officer, President, Chief Operating Officer and Director (Principal Executive Officer)	May 12, 2005

/s/ John J. Stuart, Jr. John J. Stuart, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2005

Signature	Title	Date

/s/ Mel R. Brashears Mel R. Brashears	Chairman of the Board	May 12, 2005

/s/ Joseph Carleone Joseph Carleone	Director	May 12, 2005

/s/ Robert G. Richards Robert G. Richards	Director	May 12, 2005

/s/ Marc Dumont Marc Dumont	Director	May 12, 2005

/s/ Thomas M. Kelly Thomas M. Kelly	Director	May 12, 2005

/s/ Clifford Pike Clifford Pike	Director	May 12, 2005

Chris Toffales	Director

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 1-8402 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(e) of this Registration Statement.

4.2	Certificate of Incorporation of the Registrant, as amended and currently in effect. Incorporated by reference to Exhibit 3.1 filed on December 24, 2003 with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003.

4.3	By-laws of the Registrant, as amended and currently in effect. Incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed September 1, 2004.

5	Opinion and Consent of Dorsey & Whitney LLP.

23.1	Consent of Independent Registered Public Accounting Firm - Grant Thornton LLP.

23.2	Consent of Dorsey & Whitney LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99	Irvine Sensors Corporation 2003 Stock Incentive Plan, as amended.